SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2008

A21, INC.

(Exact name of registrant as specified in its charter)

Florida	000-51285	74-2896910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7660 Centurion Parkway Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number including area code:                  (904)-565-0066

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 ..425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

The disclosures in Item 1.03 below regarding the purchase agreements (as described below) are incorporated herein by reference.

Item 1.03                      Bankruptcy or Receivership.

On December 4, 2008, a21, Inc. (the “Company”) and its wholly owned subsidiaries ArtSelect, Inc. and SuperStock, Inc. (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Chapter 11 Cases”).  The Chapter 11 Cases will be jointly administered and the Debtors will continue to operate their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

In accordance with the filing of the Chapter 11 Cases, the Company entered into:  an asset purchase agreement (the “ArtSelect Asset Purchase Agreement”) with Metaverse Corporation (“Metaverse”) on December 3, 2008; and an asset purchase agreement (the “SuperStock U.S. Asset Purchase Agreement”) with Masterfile Corporation (“Masterfile”) on December 3, 2008.  The Company intends to enter into a stock purchase agreement (the “SuperStock U.K. Stock Purchase Agreement”) with a third party.

Pursuant to the ArtSelect Asset Purchase Agreement, upon the closing of the transactions contemplated thereby, Metaverse will purchase substantially all of ArtSelect’s assets other than cash and accounts receivable through a supervised sale under Section 363 of the Bankruptcy Code.  Under the ArtSelect Asset Purchase Agreement, the purchase price to be paid by Metaverse for such assets is $700,000 (the “ArtSelect Purchase Price”).  The ArtSelect Purchase Price includes the payment by Metaverse of a deposit in the amount of $50,000 (the “Deposit”) upon the execution of the ArtSelect Asset Purchase Agreement, which Deposit shall be held in a non-interest bearing escrow account until the closing of the transactions contemplated under the ArtSelect Asset Purchase Agreement or the termination of the ArtSelect Asset Purchase Agreement, as applicable.  In the event of the termination of the ArtSelect Asset Purchase Agreement, the Deposit shall be refunded to Metaverse.

Pursuant to the SuperStock U.S. Asset Purchase Agreement, upon the closing of the transactions contemplated thereby, Masterfile will purchase substantially all of SuperStock’s U.S. assets other than cash and accounts receivable through a supervised sale under Section 363 of the Bankruptcy Code.  Under the SuperStock U.S. Asset Purchase Agreement, the purchase price to be paid by Masterfile for such assets is $1,500,000 (the “SuperStock U.S. Purchase Price”).  The SuperStock U.S. Purchase Price includes the payment by Masterfile of a deposit in the amount of $50,000 (the “Deposit”) upon the execution of the SuperStock U.S. Asset Purchase Agreement, which Deposit shall be held in a non-interest bearing escrow account until the closing of the transactions contemplated under the SuperStock U.S. Asset Purchase Agreement or the termination of the SuperStock U.S. Asset Purchase Agreement, as applicable.  In the event of the termination of the SuperStock U.S. Asset Purchase Agreement, the Deposit shall be refunded to Masterfile.

Consummation of the transactions contemplated by the purchase agreements are subject to higher or better offers, approval of the Bankruptcy Court and customary closing conditions.  Under the terms of the purchase agreements, the Company intends to file motions for orders granting authority to sell its assets to the parties described above pursuant to Section 363 of the Bankruptcy Code, establishing bidding procedures, designating the parties described above as the stalking horse bidders and setting a hearing date on the sale of the assets.

The foregoing descriptions of each of the purchase agreements are general descriptions only and are qualified in their entity by reference to the purchase agreements, as applicable.  Copies of the purchase agreements are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.04Trigger Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases constituted an event of default under the a21, Inc. 5% Senior Secured Convertible Notes in the principal amount of $15.5 million plus accrued interest and costs.  Under the terms of the 5% Senior Secured Convertible Notes, the entire unpaid principal and accrued interest became immediately due and payable without any action on the part of the holders.

The filing of the Chapter 11 Cases constituted an event of default under the ArtSelect, Inc. 6% Notes in the principal amount of $2.4 million plus accrued interest and costs.  Under the terms of the 6% Notes, the holders may demand the entire unpaid principal and accrued interest become immediately due and payable.

Item 8.01Other Events.

On December 4, 2008, the Company issued a press release announcing the Debtors’ Chapter 11 petition filings, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 4, 2008, in connection with the Chapter 11 Cases, the Company released an Executive Summary that provides an overview of the Debtors’ business.  The Company will provide this Executive Summary to potential builders interested in participating in the Bankruptcy Code Section 363 auction and asset sales the Company plans to undertake.  A copy of the Executive Summary is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01Financial Statements and Exhibits.

Exhibit No	Description
10.1	Asset Purchase Agreement dated as of December 3, 2008, with Metaverse Corporation for the assets of ArtSelect, Inc.
10.2	Asset Purchase Agreement dated as of December 3, 2008, with Masterfile Corporation for the U.S. assets of SuperStock, Inc.
99.1	Press Release of a21, Inc. dated December 4, 2008, announcing Chapter 11 petition filing dated December 4, 2008
99.3	Executive Summary describing the Company for potential bidders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, Inc.
(registrant)
Date: December 4, 2008	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton Chief Financial Officer